Exhibit 99.1

KKR Financial Holdings LLC Announces Resignation of Kenneth deRegt From

Board of Directors

SAN FRANCISCO – February 21, 2008 – KKR Financial Holdings LLC (the “Company”) (NYSE: KFN) announced today that Kenneth deRegt has resigned as a member of the Company’s Board of Directors in light of his decision to join Morgan Stanley on February 25, 2008 as a Managing Director in the Office of the Chairman.

“I regret that my responsibilities at Morgan Stanley will not allow me to continue to serve on the Board of KKR Financial,” said Mr. deRegt.  “I have the utmost respect and confidence in the management team as both investors and risk managers.   I know that they will continue to be very successful.”

Saturnino S. Fanlo, Chief Executive Officer and member of the Board, said, “Ken has made many important contributions to our Company since joining our Board in April 2005.  We greatly value the insight and experience he has brought to our Company.  On behalf of KFN and the other members of the Board, I would like to express our gratitude to Ken and wish him well.  We know that he will be an extremely valuable addition to the management team at Morgan Stanley.”

KKR Financial Holdings LLC is a publicly owned specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC. KKR Financial Advisors LLC is an affiliate of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkrkfn.com.

CONTACT:

Investors

Laurie L. Poggi

KKR Financial

415-315-3718

Media

Roanne Kulakoff/Joseph Kuo

Kekst and Company

212-521-4837/4863